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As filed with the Securities and Exchange Commission on March 28, 2002

Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DEPARTMENT 56, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-3684956 (I.R.S. Employer Identification No.)
One Village Place 6436 City West Parkway Eden Prairie, MN (Address of Principal Executive Offices)	55344 (Zip Code)

2001 NON-OFFICER STOCK PLAN
(Full title of the plan)

David H. Weiser, Esq.
Senior Vice President and General Counsel
Department 56, Inc.
One Village Place, 6436 City West Parkway
Eden Prairie, Minnesota 55344
(952) 944-5600
(Name, address and telephone number,
including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:
Immediately upon the filing of this registration statement

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price	Amount of registration fee(2)

Common Stock, par value $0.01 per share	225,000 shares	$11.33	$2,549,250.00	$240.00

(1)
In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement includes an indeterminate number of additional shares which may be offered and sold as a result of anti-dilution provisions described in the 2001 Non-Officer Stock Plan. The registration statement also pertains to rights to purchase Series A Junior Participating Preferred Stock of the registrant. Upon the occurrence of certain prescribed events, one right will be issued for each share of common stock. Until the occurrence of such an event, the rights are not exercisable, will be evidenced by the certificate for the common stock and will be transferred along with and only with the common stock.

(2)
Estimated solely for the purpose of calculating the amount of this registration fee and calculated pursuant to Rule 457(h) under the Securities Act as follows: (i) with respect to options to purchase shares previously granted under the 2001 Non-Officer Stock Plan, on the basis of the weighted average exercise price of these option grants, and (ii) with respect to options to be granted under the 2001 Non-Officer Stock Plan, on the basis of the average between the high and low sales prices of the registrant's common stock on March 27, 2002, as reported by the New York Stock Exchange.

PART I

INFORMATION REQUIRED
IN THE SECTION 10(A) PROSPECTUS

        The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED
IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents filed by Department 56, Inc. (File No. 001-11908) with the Securities and Exchange Commission are incorporated by reference in this registration statement:

          (a)  Department 56's annual report on Form 10-K for the year ended December 29, 2001;

          (b)  all other reports filed by Department 56 pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since December 29, 2001; and

          (c)  the description of Department 56's common stock contained in Department 56's registration statement on Form 8-A as filed with the SEC on April 23, 1993, including any amendments or reports filed for the purpose of updating the description and the description of the rights to purchase series A junior participating preferred stock contained in Department 56's registration statement on Form 8-A as filed with the SEC on April 23, 1997.

        All documents filed by Department 56 with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all shares of common stock offered pursuant to this registration statement have been sold or that de-registers all shares of common stock then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

        Department 56's common stock is registered under Section 12 of the Exchange Act and, therefore, the description of securities is omitted.

Item 5. Interests of Named Experts and Counsel.

        The validity of the shares of common stock offered hereby will be passed upon for Department 56 by David H. Weiser, Esq., the Senior Vice President and General Counsel of Department 56.

Item 6. Indemnification of Directors and Officers.

        Section 145 of the General Corporation Law of Delaware provides, in summary, that the directors and officers of Department 56 may, under certain circumstances, be indemnified by Department 56 against all expenses incurred by or imposed upon them as a result of actions, suits or proceedings brought against them as such directors and officers, or as directors or officers of any other organization at the request of Department 56, if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of Department 56 and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful, except that no indemnification shall be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to Department 56 unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Section 145 of the DGCL also provides that directors and officers of Department 56 are entitled to such indemnification by Department 56 to the extent that such persons are successful on the merits or otherwise in defending any such action, suit or proceeding.

        The By-Laws of Department 56 generally provide that Department 56 shall indemnify, to the fullest extent permitted by Delaware law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative hearing or investigative (other than an action by or in the right of Department 56) (each, a "Proceeding") by reason of the fact that he is or was a director or officer of Department 56, or is or was serving at the request of Department 56 as a director, officer, employee or agent of another entity, against expenses (including attorneys' fees) and losses, claims, liabilities, judgments, fines and amounts paid in settlement actually incurred by him in connection with such Proceeding. The By-Laws also provide that Department 56 may advance litigation expenses to a director, officer, employee or agent upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it is ultimately determined that the director, officer, employee or agent is not entitled to be indemnified by Department 56.

        The Restated Certificate of Incorporation of Department 56 provides that directors of Department 56 shall not be personally liable to Department 56 or any of its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability in respect of (i) a breach of the director's duty of loyalty to Department 56 or its stockholders, (ii) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any willful or negligent declaration of an unlawful dividend, stock purchase or redemption, or (iv) any transaction from which the director derived an improper personal benefit. The Restated Certificate of Incorporation also provides that if the DGCL is amended to permit further elimination or limitation of the personal liability of directors then the liability of the directors of Department 56 shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

        Department 56 has entered, and may in the future enter, into agreements to provide indemnification for its directors and certain officers in addition to the indemnification provided for in the By-Laws. These agreements, among other things, will indemnify Department 56's directors and certain officers to the fullest extent permitted by Delaware law for certain expenses (including attorneys' fees), and all losses, claims, liabilities, judgments, fines and settlement amounts incurred by such person arising out of or in connection with such person's service as a director or officer of Department 56 or an affiliate of Department 56.

        Policies of insurance are maintained by Department 56 under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

        The foregoing represents a summary of the general effect of the Delaware General Corporation Law, Department 56's Restated Certificate of Incorporation and By-Laws, Department 56's directors and officers liability insurance coverage and the indemnification agreements for purposes of general description only.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Department 56's directors, officers or persons controlling Department 56 pursuant to the foregoing provisions, Department 56 is aware that in the opinion of the Securities and Exchange Commission that this indemnification is against public policy as expressed in the Securities Act, as amended, and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

        Not applicable. No securities are to be re-offered or resold pursuant to this registration statement.

Item 8. Exhibits.

Exhibit No.	Description
5.1	Opinion and Consent of David H. Weiser, Esq., Senior Vice President and General Counsel of Department 56 (filed herewith).
23.1	Consent of David H. Weiser, Esq., Senior Vice President and General Counsel of Department 56 (included in Exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP (filed herewith).
24.1	Power of Attorney (included on the signature page to this registration statement).

Item 9. Undertakings.

        The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, as amended, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this effective registration statement;

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

      Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

  (2)
  The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the

    Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota, on March 28, 2002.

DEPARTMENT 56, INC.
By:	/s/ SUSAN E. ENGEL Susan E. Engel Chairperson of the Board and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints David H. Weiser, Lisa B. Riedesel and Gregg A. Peters, and each of them, his or her true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed on March 28, 2002 by the following persons in the capacities indicated.

/s/ SUSAN E. ENGEL Susan E. Engel	Chairperson and Chief Executive Officer
/s/ GREGG A. PETERS Gregg A. Peters	Managing Director-Finance and Principal Accounting Officer (principal accounting officer)
/s/ JAMES E. BLOOM James E. Bloom	Director
/s/ MICHAEL R. FRANCIS Michael R. Francis	Director
/s/ STEWART M. KASEN Stewart M. Kasen	Director
/s/ GARY S. MATTHEWS Gary S. Matthews	Director
/s/ STEVE G. ROTHMEIER Steve G. Rothmeier	Director
/s/ VIN WEBER Vin Weber	Director

DEPARTMENT 56, INC.
REGISTRATION STATEMENT ON FORM S-8

INDEX TO EXHIBITS

Item No.	Description	Method of Filing
5.1	Opinion and Consent of David H. Weiser, Esq.	Filed herewith.
23.1	Consent of David H. Weiser, Esq.	Included in Exhibit 5.1.
23.2	Consent of Deloitte & Touche LLP	Filed herewith.
24.1	Power of Attorney	Included on the signature page to this registration statement.

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PART I
PART II
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS